UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2006

Commission File Number: 0-23363

AMERICAN DENTAL PARTNERS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	04-3297858
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

American Dental Partners, Inc.

201 Edgewater Drive, Suite 285

Wakefield, Massachusetts 01880

(Address of principal executive offices, including zip code)

(781) 224-0880

(781) 224-4216 (fax)

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 132-4(c) under the Exchange Act

ITEM 1.01 Entry into a Material Definitive Agreement

On October 25, 2006, a newly-created subsidiary of the Company, Care For Kids – USA, LLC, entered into a definitive agreement to acquire the assets of Arizona’s Tooth Doctor for Kids (“Tooth Doctor”). Pursuant to the terms of the agreement, the Company will own 85% of Care For Kids – USA, LLC and the former shareholders in Tooth Doctor (“Minority Owners”) will own the remaining 15%. The Tooth Doctor entities which are parties to the agreement with Care for Kids – USA, LLC, a Delaware limited liability company, are Central’s Tooth Doctor for Kids, LLC, an Arizona limited liability company, A Tooth Doctor for Kids, LLC, a Nevada limited liability company, East Valley’s Tooth Doctor, L.L.C., an Arizona limited liability company, Arizona’s Tooth Doctor for Kids – Globe, LLC, an Arizona limited liability company, Arizona’s Kids Dental Care, LLC, an Arizona limited liability company, and Arizona’s Tooth Doctor, PC, an Arizona professional corporation. There is no material relationship between the Company or any of its affiliates and the Tooth Doctor entities or the Tooth Doctor’s shareholder/members, other than in respect of this definitive agreement. The purchase price to be paid in connection with the acquisition will consist of $18.7 million cash payable at the closing and a contingent earn out, if any, based on a multiple of the 2007 EBITDA above an agreed upon level. After the fifth anniversary of the closing, the Company will have an option to purchase the Minority Owners’ units in Care For Kids – USA, LLC and the Minority Owners will have an option to sell their ownership units in Care For Kids – USA, LLC to the Company at a value based on a multiple of EBITDA, subject to certain adjustments. The closing of the transaction is subject to satisfaction or waiver of certain customary closing conditions, including the receipt of consents to the assignment of various contracts. The parties may terminate the agreement if closing has not occurred on or prior to December 15, 2006.

On October 26, 2006, the Company issued a press release announcing that the Company had entered into a definitive agreement to acquire the assets of Tooth Doctor. A copy of the press release is attached hereto as Exhibit 99.1

ITEM 9.01 Financial Statements and Exhibits

(c)	Exhibits

99.1	Press release dated October 26, 2006 announcing that the Company had entered into a definitive agreement to acquire the assets of Tooth Doctor.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN DENTAL PARTNERS, INC.

October 26, 2006	/s/ Breht T. Feigh
Breht T. Feigh
Executive Vice President,
Chief Financial Officer and Treasurer
(principal financial officer)